Exhibit 99.1
Geo Vax Labs, Inc.
Add 1

Contacts:
At Financial Relations Board:
Tim Grace
312.640-6667 or tgrace@mww.com

At GeoVax:
Robert McNally, Ph.D.
404.727.0971 or bmcnally@geovax.com
GEOVAX UPDATE PROVIDED
AT THE BIO CEO & INVESTOR CONFERENCE 2009
ATLANTA — February 11, 2009 — GeoVax Labs, Inc. (OTC BB: GOVX), an Atlanta-based, publicly traded biopharmaceutical company developing human vaccines for diseases caused by HIV-1 (Human Immunodeficiency Virus) and other infectious agents, today announced that Robert McNally, Ph.D., Chief Executive Officer and President, presented a corporate update at the Eleventh Annual BIO CEO & Investor Conference 2009, held at the Waldorf-Astoria Hotel, in New York.
Dr. McNally presented a corporate overview of GeoVax and its DNA/MVA vaccine technology, showcasing the scientific rationale and encouraging data from the Company’s completed studies and trials. Among the points discussed by Dr. McNally were:
•	World class science and collaboration with leading institutions. Dr. McNally informed the audience of unique scientific collaboration between Emory University, the National Institutes of Health (NIH) and the Centers for Disease Control and Prevention (CDC), which led to the formation of GeoVax and the exclusive license of technology developed at these institutions.

•	Large market opportunity. Dr. McNally presented information on the very attractive market opportunity available for a successful HIV/AIDS vaccine. GeoVax’s unique vaccine with its potential use in both preventative and therapeutic applications holds promise for not only addressing an unmet medical need, but also for commercial success.

•	Intellectual property. Dr. McNally briefly reviewed GeoVax’s patent portfolio, consisting of over 20 issued and pending patents covering the Company’s vaccine technology and manufacturing methods.

•	Status of Phase 2a preventative clinical trial. Dr. McNally discussed the current status of the Company’s Phase 2a preventative human vaccine trial. He noted that clinical sites had been activated and prospective subjects are being identified.

•	Planned therapeutic clinical trials. Dr. McNally briefly discussed the company’s plans for moving into therapeutic human vaccine trials in 2009 — for treatment of people already infected with the HIV-1 virus.

•	Selection of DNA vaccine component. The Company has recently reviewed results from its preclinical studies; comparing the performance of its two DNA vaccine candidates — JS2 and JS7 — and has determined that the JS7 DNA vaccine (currently being distributed for the Company’s Phase 2a trial)

provides the best opportunity for success. Dr. McNally stated that the final selection of JS7 will accelerate the company’s moving forward with the therapeutic clinical trials process.
•	Efficient MVA manufacturing process. Dr. McNally reviewed the Company’s current process for making the MVA portion of its vaccine through chicken embryos, and discussed GeoVax’s ongoing collaboration with Vivalis, S.A. to develop a duck embryonic stem cell platform which can support large scale bioreactor production to meet future commercial demand.

•	Governmental support. Dr. McNally noted that GeoVax is supported in two significant ways through the federal government. GeoVax’s Phase 1 human clinical trials, as well as the current Phase 2a trial are conducted and paid for by the HIV Vaccine Trials Network (HVTN), which is funded by the National Institute of Allergy and Infectious Diseases (NIAID), a division of the NIH. GeoVax is also the direct recipient (in October 2007) of a 5-year, $15 million grant by the NIH in support of its HIV/AIDS vaccine development efforts.

•	Financial strength. In addition to the financial and resource support provided by HVTN and NIH, Dr. McNally also talked about the $10 million financing facility currently in place through a common stock purchase agreement with Fusion Capital. He noted that this facility provides the Company with financial security and flexibility to meet its short-term operational and clinical objectives, but that additional financing would be necessary to progress into the later stages of clinical development.
A replay of the original webcast coverage of Dr. McNally’s presentation will be available on the Company’s website (www.geovax.com) for a period of 90 days.
About the BIO CEO & Investor Conference
The BIO CEO & Investor Conference is the preeminent gathering of cutting edge biotechnology companies, represented by senior executives, presenting their achievements to institutional investors, industry analysts and portfolio senior executives. Presenting companies were selected through a competitive screening process with a focus on their potential to deliver near-term clinical accomplishments in areas of unmet medical need. The attendance at the conference included representatives from nearly 80 investment firms with a specific interest in life science companies.
About GeoVax Labs, Inc.
GeoVax Labs, Inc. is a biotechnology company, established to develop, manufacture, license and commercialize human vaccines for diseases caused by HIV-1 (Human Immunodeficiency Virus) and other infectious agents. GeoVax’s AIDS vaccine technology is the subject of 20 issued or filed patent applications. GeoVax AIDS vaccines are designed for use in uninfected people to prevent Acquired Immunodeficiency Disease (AIDS), caused by the virus known as HIV-1, should the person ever become infected. GeoVax AIDS vaccines also may be effective as therapeutics (treatment of people already infected with AIDS virus).
GeoVax’s core AIDS vaccine technologies were developed by Dr. Harriet Robinson, Senior V.P. of Research and Development, through a collaboration of colleagues at Emory University’s Vaccine Center, the National Institutes of Health (NIH), The Centers for Disease Control and Prevention (CDC) and GeoVax.
GeoVax’s AIDS vaccines have moved forward in human clinical trials conducted by the HIV Vaccine Trials Network (HVTN) based in Seattle, Washington. The HVTN, funded through a cooperative agreement with the National Institutes of Health (NIH), is the largest worldwide clinical trials program dedicated to the development and testing of AIDS vaccines. Preclinical work enabling evaluation of GeoVax DNA and MVA vaccines was funded and supported by NIAID, which provided additional support to GeoVax AIDS vaccine development program with a $15 million IPCAVD grant awarded in late 2007.
Safe Harbor Statement
All statements in this news release, not statements of historical fact, are forward-looking statements. These statements are based on expectations and assumptions on the date of this press release and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties include, but are not limited to, whether: GeoVax can develop and manufacture these vaccines with the desired characteristics in a timely manner, GeoVax’s vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, and other factors over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. Certain matters discussed in this news release are forward-looking statements involving certain risks and uncertainties including, without limitation, risks detailed in the Company’s Securities and Exchange Commission filings and reports.
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